Exhibit 10.8
YOUNES SHAREHOLDERS AGREEMENT
     This SHAREHOLDERS AGREEMENT dated as of                     , 2008 (this “Agreement”), between Artio Global Investors Inc., a Delaware corporation (the “Company”), and Rudolph-Riad Younes (“Younes”).
WITNESSETH:
     WHEREAS, the Company desires that Younes be allowed to participate in meetings of the Board of Directors of the Company (the “Board”) and Younes desires to participate in such meetings from time to time.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
          1. Observer Rights. Until the later of (a) the date on which the Employment Term (as defined in that certain Employment Agreement, dated as of [                    ], 2008 (as the same may be amended from time to time, the “Employment Agreement”) between the Company and Younes ends, and (b) the termination with respect to Younes of the restrictions set forth in Section 2.01(a)(i) of that certain Exchange Agreement, dated as of [                    ], 2008 (as the same may be amended from time to time, the “Exchange Agreement”) among the Company, Younes and Richard C. Pell pursuant to the terms thereof, Younes shall have the right to attend each meeting of the Board as a non-voting observer, whether such meeting is conducted in person or by teleconference. Younes shall have the right to present matters for consideration by the Board and to speak on matters presented by others at such meetings of the Board. Subject to the confidentiality provisions of this Section 1, the Company shall cause Younes to be provided with all communications and materials that are provided by the Company or its consultants to the members of the Board generally, at the same time and in the same manner that such communications and materials are provided to such members, including all notices, board packages, reports, presentations, minutes and consents. Without limiting any of Younes’ rights in his capacity as an employee of the Company, after the end of the Employment Term and prior to the termination with respect to Younes of all exchange restrictions set forth in Section 2.01(a)(i) of the Exchange Agreement, Younes shall be entitled to meet and consult with the senior executive management team of the Company on a quarterly basis to discuss the quarterly and annual business plans of the Company and the Company’s subsidiaries and to review the progress of the Company and the Company’s subsidiaries in achieving their plans. In addition, upon request to the chief executive officer of the Company, the members of the senior executive management team of the Company shall make themselves available during normal business hours to meet with Younes on an interim basis, as Younes may reasonably request from time to time, and as would not unreasonably interfere with the duties of the members of the senior executive management team of the Company.
               Notwithstanding any other provision of this Section 1 to the contrary, the Company or the Board shall have the right to keep confidential from Younes for such period of time as the Company or the Board deems reasonable any information and copies of written materials the Company is required by law or agreement with a third party to keep confidential. As a condition of the exercise of his rights under this Section 1, to the extent not covered by the provisions of any existing confidentiality agreement or the Employment Agreement, Younes shall enter into such agreements or undertakings with the Company to maintain the confidentiality of information provided to him in connection with the exercise of such rights as the Company may reasonably request.
          2. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all other prior agreements, both oral and written, between the parties hereto with respect to the subject matter hereof.
          3. No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights or remedies hereunder.
          4. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.
          5. Waiver; Amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and Younes.
          6. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one and the same instrument.
          7. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.
          8. Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the

Southern District of New York or any New York State court sitting in the Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
          9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          11. Effective Time. This Agreement shall become effective upon the closing of the initial public offering of shares of stock of the Company.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

ARTIO GLOBAL INVESTORS INC.
By:
Name:
Title:

By:
Name:
Title:

By:
Rudolph-Riad Younes